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                                                                     EXHIBIT 4.6


                       THIRD AMENDMENT TO LOAN AGREEMENT


         THIS THIRD AMENDMENT TO LOAN AGREEMENT ("Third Amendment") dated as of July 1, 1995 but effective as of February 28, 1994 (the "Third Amendment Effective Date") is made and entered into by and among SMITH INTERNATIONAL, INC. (the "Borrower"), a Delaware corporation, the banking institutions (each, together with its successors and assigns, a "Bank" and collectively, the "Banks") from time to time a party to the Loan Agreement (as hereinafter defined), as amended by this Third Amendment, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("TCB"), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").


RECITALS:

         WHEREAS, the Borrower, the Banks, and the Agent are parties to a Loan Agreement dated as of March 17, 1994, as amended pursuant to that certain First Amendment to Loan Agreement dated as of June 30, 1994, and as further amended pursuant to that certain Second Amendment dated as of February 15, 1995 (the "Loan Agreement"); and

         WHEREAS, the Borrower, the Banks, and the Agent have agreed, on the terms and conditions herein set forth, that the Loan Agreement be amended in certain respects;

         NOW, THEREFORE, IT IS AGREED:

         Section 1. Definitions. Terms used herein which are defined in the Loan Agreement shall have the same meanings when used herein unless otherwise provided herein.

         Section 2. Amendment to the Loan Agreement. On and after the Third Amendment Effective Date, the Loan Agreement shall be amended as follows:

         (a) Section 8.13 of the Loan Agreement shall be amended to read in its entirety as follows:

                 8.13 Operating Leases. Become obligated, as lessee, under any Long-Term lease if; at the time of entering into such Long-Term Lease and after giving effect thereto, the aggregate present value of all Rentals determined by discounting all such Rentals on an annual basis at a rate equal to 8% per annum payable by the Borrower and its Subsidiaries on a consolidated basis under all Long-Term Learn would exceed 6.25% of the Tangible Net Worth of the Borrower and its Subsidiaries; provided, however, that beginning February 28, 1994, with respect to each Long-Term Lease, (i) the Rentals due during each of the three years immediately following the date of determination shall be deemed to be equal to the Rentals due during the fourth such following year, and (ii) for purposes of this Section only, calculation of Tangible Net Worth shall include any direct or indirect minority interest in M-I.
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         (b)     Section 2.2 of Schedule l the Loan Agreement shall be amended to read in its entirety as follows:

                 (b) No more than seven (7) Eurodollar Rate Borrowings shall be in effect at any time.

         Section 3. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Loan Agreement or any of the other Loan Documents, or (b) except as expressly set forth herein, prejudice any right or rights which the Banks may now have or may have in the future under or in connection with the Loan Agreement, the Loan Documents or any of the other documents referred to therein. Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Loan Agreement, the Notes, and any other Loan Documents or any other documents or instruments executed in connection with any of the foregoing are and shall remain in full force and effect. In the event of a conflict between this Third Amendment and any of the foregoing documents, the terms of this Third Amendment shall be controlling.

         Section 4. Payment of Expenses. The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to reimburse and save the Agent and the Bank(s) harmless from and against liability for the payment of all reasonable substantiated out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery and enforcement of, or the preservation of any rights under this Third Amendment, including, without limitation, the reasonable fees and expenses of any local or other counsel for the Agent, and all stamp taxes (including interest and penalties, if any), recording taxes and fees, filing taxes and fees, and other similar charges which may be payable in respect of, or in respect of any modification of, the Loan Agreement and the other Loan Documents. The provisions of this Section shall survive the termination of the Loan Agreement and the repayment of the Loans.

         Section 5. Governing Law. This Third Amendment and the rights and obligations of the parties hereunder and under the Loan Agreement shall be construed in accordance with and be governed by the laws of the State of Texas and the United States of America.

         Section 6.       Descriptive Headings. etc.        The descriptive
headings of the several Sections of this Third Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         Section 7. Entire Agreement. This Third Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof, including, without limitation, any commitment letters regarding the transactions contemplated by this Third Amendment.

         Section 8. Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with the Borrower and the Agent.





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         Section 9.       Amended Definitions.  As used in the Loan Agreement
(including all Exhibits thereto) and all other instruments and documents executed in connection therewith, on and subsequent to the Third Amendment Effective Date the term (i) "Agreement" shall mean the Loan Agreement as amended by this Third Amendment, and (ii) references to any and all other Loan Documents shall mean such documents as amended as contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective duly authorized offices as of the date first above written.

            NOTICE PURSUANT TO TEX. BUS. & COMM. CODE Section 26.02


         THIS THIRD AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                SMITH INTERNATIONAL, INC.


                                Title:    /s/ TRACY M. WELCH
                                      ------------------------------------------
                                By:       Tracy M. Welch
                                      ------------------------------------------
                                Title:    Assistant Treasurer
                                      ------------------------------------------





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